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                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                              [1300 Hall Boulevard
                              Bloomfield, CT 06002]


                       NON-QUALIFIED ANNUITY ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached and its provisions apply in lieu of any Contract provisions to the contrary. This Endorsement is being added to the Contract as of the issue date in order to comply with, summarize and clarify the federal income tax rules that apply to the administration of your Contract and the payment of the proceeds of the Contract or the payment of any Death Benefit. The Owner will comply with the provisions of this endorsement to prevent loss of the advantages of tax deferral and to prevent tax penalties.

Any change of ownership of the contract whether by sale, gift or other transfer could have income, estate and/or gift tax consequences. You should consult your own tax advisor with regard to the consequences of any change of ownership of the contract.

Any portion of the contract that is pledged or assigned is taxable to you as income to the extent that the Account Value immediately before the assignment or other encumbrance exceeds the investment in the contract.

In order to maintain its status as a nonqualified annuity contract under section 72(s) of the Internal Revenue Code of 1986, as subsequently amended, (the "Code"), notwithstanding anything in the Contract (including any endorsements thereto) to the contrary, the following rules apply:

1. Where any Owner dies prior to the "annuity starting date" (as defined under section 72(c)(4) of the Code and the regulations there under), the entire Contract proceeds must be paid out to the person who is otherwise entitled to receive the Contract proceeds or death benefit under the terms of the Contract (the "Payee"), either: (a) within five years of the date of the death or (b) as provided in income tax regulations, over the payee's life or over a period no greater than the Payee's life expectancy in substantially equal payments made at least annually beginning within twelve months of the date of death.

2. Where any Owner dies on or after the "annuity starting date", payments must continue to be made as least as rapidly as under the annuity payment method in effect at the time of the Owner's death.

3. If the Contract is owned by a non-natural person (non-individual), the death of any primary Annuitant (or, where otherwise permitted under the terms of the Contract, the change of any primary Annuitant) shall be treated as the death of an Owner. Accordingly, the federal income tax rules require that the entire Contract proceeds be paid out to the Payee as provided under paragraph 1 or 2 above (whichever is applicable).

4. Where the Payee is the spouse of the Owner, and where otherwise permitted under the terms of the Contract, the Payee may, instead of receiving the Contract proceeds or death benefit as provided in this Endorsement, continue such Contract as Owner.

5. The Payee may exercise rights of ownership (such as the ability to make reallocations and transfers, if applicable).

6. Where permitted under the Code, We may deem payments made to a trust (or to the trustee of such trust) that is treated as owned by a natural person under sections 672 et. seq. of the Code, and under whose terms such natural person can compel the distribution of the entire trust property to himself or herself; as being paid to such natural person as Payee".

Your Contract is intended to comply with section 72(s) of the Code and will be interpreted accordingly. We reserve the right to amend the Contract or to accelerate or change payments thereunder (including payment of the entire Contract proceed in the form of a single lump sum) so as to comply with the provisions of the federal income tax law, including section 72(s) of the Code. We will notify You of any such amendment, and, when required by law, we will obtain the approval of the appropriate regulatory authority.

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All other terms and provisions of the Contract are unchanged.

MetLife Insurance Company of Connecticut has caused this Endorsement to be signed by its [Secretary].

                                                       /s/ Jacob M. Jenkelowitz

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